SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     -------


                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)     November 14, 2002



                          SWISSRAY INTERNATIONAL, INC.
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               (Exact Name of Registrant as Specified in Charter)



        New York                      0-26972                  16-0950197
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(State of Other Jurisdiction   (Commission File Number)      (IRS Employer
     Of Incorporation)                                    Identification Number)




100 Grasslands Road, Elmsford, New York                         10523
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(Address of Principal Executive Offices)




Registrant's telephone number, including area code           914-345-3700






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Item 5.           Other Events

The Company and its major shareholders have entered an advanced stage of negotiation for the acquisition by a U.S.-based private equity firm of a majority of the capital stock of the Company, pursuant to discussions begun under a non-binding letter of intent executed in October. The Company believes that the transaction may be completed as soon as the end of November and, if completed, would provide a substantial infusion of capital, sufficient to permit the Company to fund its day-to-day operations for the near future.

A transaction such as this would allow the Company to continue in operation and would preserve for the Company's common shareholders a residual interest, however modest, in the Company's equity value. But it is likely that the shareholders, who currently are subordinated in right of payment upon liquidation to $32,000,000 face amount of preferred shares, would as a result of the proposed transaction be subordinated to a much greater amount of preferred stock, and could not expect to recover any substantial value in the foreseeable future if at all.

The planned transaction will go far toward resolving the Company's liquidity problems, which have been approaching a critical stage. The Company's operations are not providing and have not provided in the past positive cash flow and, as it has indicated in its public announcements to date, the Company will need additional financing to survive. If the planned transaction, or an alternative new financing, is not secured within the coming weeks, the Company's would not be able to continue as a going concern.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                      SWISSRAY INTERNATIONAL, INC.



                By:/s/Michael Laupper
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                      Michael Laupper, Chief Financial Officer


Dated: November 14, 2002